UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2013

PRUCO LIFE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Arizona	33-37587	22-1944557
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

213 Washington Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 2, 2013, Prudential Financial, Inc., a New Jersey corporation (“PFI”), announced that The Prudential Insurance Company of America (“Prudential”) completed the acquisition of The Hartford’s individual life insurance business through a reinsurance transaction. The total cash consideration was $615 million consisting primarily of a ceding commission to provide reinsurance for approximately 700,000 Hartford life insurance policies with face amount in force of approximately $135 billion.

In connection with this transaction, Prudential retroceded to Pruco Life Insurance Company (the “Company”), a subsidiary of Prudential, the portion of the assumed business that is classified as guaranteed universal life insurance (“GUL”) with account values of approximately $4.2 billion as of September 30, 2012. The Company has reinsured more than 79,000 GUL policies with a face amount in force of approximately $35 billion. The Company then retroceded all of the GUL policies to an affiliated captive reinsurance company. Collectively, these transactions do not have a material impact on the stockholder’s equity, as determined in accordance with U.S. Generally Accepted Accounting Principles, or the statutory capital and surplus of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2013

Pruco Life Insurance Company.

By:	/s/ Thomas J. Diemer
Name: Thomas J. Diemer
Title: Vice President and Chief Financial Officer